Exhibit 10.2

NeoPhotonics Corporation

Amended and Restated

Non-Employee Director Compensation Policy

Effective: April 25, 2013

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of NeoPhotonics Corporation (“NeoPhotonics”) or any of its subsidiaries (each such member, a “Director”) will receive the following compensation for his or her Board service:

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. The meeting fees set forth below are payable on the last day of each fiscal quarter in which the service occurred. If a Director joins the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer/fee set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment; meeting fees are vested upon the date of the meeting.

1.	Annual Board Service Retainer:

a.	Chairman of the Board: $36,000

b.	All other Directors: $36,000

2.	Annual Committee Chair Service Fee:

a.	Chairman of the Audit Committee: $24,000

b.	Chairman of the Compensation Committee: $9,000

c.	Chairman of the Nominating & Corporate Governance Committee: $9,000

3.	Annual Committee Member (non-Chair) Service Fee:

a.	Audit Committee: $12,000

b.	Compensation Committee: $6,000

c.	Nominating & Corporate Governance Committee: $6,000

4.	Meeting Fees:

a.	Meeting fee for member of the Technical Advisory Board:

•	$5,000 per regular meeting if the meeting requires long distance travel (i.e. >1 day)

•	$2,500 per regular meeting if the meeting does not require such travel (i.e. <1 day for a conference call meeting)

b.	Meeting fee for Lead Independent Director:

•	$1,000 per regular meeting (expected to be $5,000 per year assuming one meeting per quarter plus one annual plan meeting)

Equity Compensation

The equity compensation set forth below will be granted under the NeoPhotonics Corporation 2010 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be non-statutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying NeoPhotonics common stock on the date of grant, and a term of ten (10) years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Annual Grants: On the date of each NeoPhotonics annual stockholders’ meeting held after the date of the adoption of this Amended and Restated Policy, each Director will be automatically, and without further action by the Board, granted:

(A)	a stock option for a number of shares of common stock equal to (i) $25,000 divided by (ii) the Fair Market Value of a share of NeoPhotonics common stock on the date of grant, rounded down for any partial share. Such option will vest in twelve (12) equal monthly installments from the date of grant, such that the option is fully vested on the one-year anniversary of the date of grant*, subject to the Director’s Continuous Service (as defined in the Plan).

(B)	Restricted Stock Units (RSUs) covering a number of shares of common stock equal to (i) $25,000 divided by (ii) the Fair Market Value of a share of NeoPhotonics common stock on the date of grant*, rounded down for any partial share. Such RSUs will vest on the one-year anniversary of the date of grant, subject to the Director’s Continuous Service (as defined in the Plan).

*	The stock options and RSUs will be deemed fully-vested if the Director’s term concludes at the following year’s regular annual stockholders’ meeting, even if such meeting occurs less than 12 months from the previous meeting.

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